Exhibit 10.24


                         Citizens Communications Company
                                3 High Ridge Park
                           Stamford, Connecticut 06905
                                 (203) 614-5600




                                  July 8, 2005



Ms. Hilary E. Glassman
300 East 71st Street
New York, NY 10021

Dear Hilary:

It is my pleasure to confirm our offer of employment for the position of Senior Vice President, General Counsel and Secretary for Citizens Communications Company (the "Company"). The work location for this position is in Stamford, CT. As agreed, the start date for your employment with the Company is July 18, 2005.

Your total direct annual compensation is based upon three components: an annual base salary of $250,000, an annual incentive target of 100% of base salary (currently, $250,000, payable in cash) and long-term incentive compensation in the form of an annual award of 10,000 restricted shares at target (to be granted annually based on performance, which shares shall vest in equal installments over a four-year period). The annual base salary is paid on a semi-monthly basis. The annual cash incentive compensation is earned based upon achieving the goals of the Citizens Incentive Plan and is paid on an annual basis, generally towards the end of the first quarter following the completion of the operating year. Your annual cash incentive compensation for 2005 is a guaranteed cash payment of $275,000 of which $25,000 will be paid up-front in the form of a one-time cash sign-on bonus payable within 30 days of your hire date. The guaranteed bonus is for 2005 only and all subsequent years bonuses will be earned based upon achieving the goals of the Plan.

If (i) you are terminated  without  "cause",  (ii) resign for "good reason",  or
(iii) Citizens Communications has a "change in control" and thereafter your responsibility, title, base pay or cash target incentive (as a percent of your base pay), or annual restricted stock award is decreased, or your work location is moved more than 25 miles from Stamford, CT, you will be entitled to receive (and will be paid no later than seven business days after the occurrence of the relevant event) one-year of your then current base pay in cash, 100% of your then current target cash incentive compensation pro-rated for the Plan year and one year of continued medical, dental, life and other health benefits and all of your restricted shares will immediately vest and become non-forfeitable. For purposes of this paragraph, in no event shall each of your annual base salary or target cash incentive compensation be less than $250,000. In the event of the occurrence of any of the events described in clauses (i) through (iii) above in this paragraph, you will also be entitled to the amount of the guaranteed cash incentive compensation referred to above, if not previously paid. The terms "cause", "good reason" and "change in control" shall have the meanings set forth on Exhibit A hereto.

While employed with the Company and thereafter, with respect to the period during which you were employed by the Company, you shall be indemnified by the Company to the fullest extent permitted by its charter, by-laws or the terms of any insurance or other indemnity policy applicable to other officers of the Company (including any rights to advance or reimbursement of legal fees thereunder). The Company shall provide that your right to indemnification hereunder by the Company or any insurance or indemnity policy shall at no time be less than the right of any officer of the Company, in the same or similar circumstances.

This offer is contingent upon the Company's receipt of acceptable results of a background check and reference checks including, criminal record check, credit check, drug test and verification of education and employment.

Enclosed is a New Hire Kit including an Employment Application which you need to complete and fax back to me at (203) 634-4640. Also included in the New Hire Kit will be Citizens Employee Handbook, Code of Conduct, Electronic Communications Policy and benefit plan information. Please be advised that your health and welfare benefits begin on your 30th day of employment and as a Citizens Communications employee, you will be eligible to participate in a full range of benefits. Please bring all of the original paperwork with you on your first day of work.

Federal law requires that you provide documentation confirming your eligibility to work in the United States. You will receive a list of documents that you may use to establish your identity and employment eligibility in your New Hire Kit. Please bring the appropriate documents with you when you report to work on your first day.

This offer is not an express or implied promise or guarantee of employment for a specified period of time. Subject to the other terms of this letter, your employment by the Company is at will and is subject to the conditions set forth in the Code of Conduct as well as Company policies and applicable Federal, State and local laws.

Hilary, we are very excited about the opportunity to work with you. On behalf of Citizens Communications, I welcome you to our team and eagerly anticipate the benefits of your leadership. Please do not hesitate to call me with any questions regarding this offer.

To acknowledge your acceptance of this offer, please email me directly a confirmation of your acceptance of this offer. In addition, please sign the bottom of this offer letter and return the original to me directly on your first day of employment.

Sincerely,

/s/ Jeanne DiSturco

Jeanne DiSturco
Senior Vice President, Human Resources

cc: Maggie Wilderotter

By signing below, I hereby accept the Citizens Communications Company's contingent offer of employment. I understand that I will not have a contract of employment with Citizens for a specified period of time. I further agree to abide by the employment policies and procedures established by Citizens.

/s/ Hilary E. Glassman                               7/6/05
------------------------------------                 ------------------
Hilary E. Glassman                                   Date

EXHIBIT A

"Cause" shall mean your willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties to the Company or its subsidiaries (as described in the letter to which this exhibit is attached) which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company (the "Cure Period"), which demand shall identify and describe each failure with sufficient specificity to allow you to respond, (B) willful or intentional conduct that causes material and demonstrable injury, monetary or otherwise, to the Company; (C) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude. For purposes of this definition, no act, or failure to act, on your part shall be considered "willful" or "intentional" unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

"Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid your base salary or annual cash incentive compensation, or grant the restricted shares when due hereunder, (B) any substantial and continuing diminution in your position, authority or responsibilities from those described in this letter to which this exhibit is attached, (C) any relocation of your principal office location more than 25 miles outside of the Stamford, Connecticut metropolitan area or (D) any other material breach by the Company of the terms of this letter; provided that any of the events described in clauses
(A), (B), (C) or (D) of this definition shall constitute good reason only if the Company fails to cure such event within 10 days after receipt from you of written notice of the event which constitutes good reason (with sufficient specificity from you for the Company to respond to such claim).

"Change in Control" shall be deemed to have occurred: (A) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(B) Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company's assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of
(i) the surviving  corporation in any such merger or other business combination;
(ii) the purchaser of or successor to the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.